13D SHAREHOLDERS GROUP

John C. Allen, Sr.                                     Donn Gifford
Lillian I. Allen                                       Linda Gifford
Roland R. Batson                                       Ginette Gladu
Richard Boulet                                         Robert R. Gladu
Joan P. Cote                                           Andrew Gross
Paul A. Cote                                           Dana Gross
Normand F. Doyon                                       John F. Gross
Pauline G. Doyon                                       Susan T. Gross
Sandra Dunham                                          Diane James
Thomas B. Dunham                                       Richard James
Adrienne R. Emmi                                       William Lagerson
Anthony N. Emmi                                        Pierre Levesque
Armen Ghugasian                                        Edgar Morin
Takuhe Ghugasian     Strikeout indicates deletions     John Orestis
Vartan Ghugasian     Underlining indicates additions   Raymond E. Robichaud

                    DEFINITIVE PROXY STATEMENT

                      13D Shareholders Group
                            Regarding
                 NOVAMETRIX MEDICAL SYSTEMS, INC.

     The enclosed proxy is solicited by the 13D Shareholders Group (names listed above) of Novametrix Medical Systems, Inc. for use in voting at the annual meeting regarding the matters described in this proxy statement and in the accompanying materials.

Date, Time and Place of Annual Meeting

     (a)  Date of annual meeting of shareholders of Novametrix Medical Systems,
          Inc. ("Novametrix") is October 9, 1996 at 10:30 a.m.     However,
          management has informed us that the meeting date may change.     Place
          of annual meeting: To the best of the knowledge of the 13D Shareholders Group, the meeting will be held at the same location as last year's annual meeting, at the Yankee Silversmith Inn, 1033 North Colony Road, Wallingford, Connecticut.
          Mailing address of executive officers:

               One Barnes Industrial Park Road
               Wallingford, Connecticut  06492

     (b)  This proxy statement will be first given to security holders on or
          after        July 19       ,    August 15    , 1996.

TO BE GIVEN TO STOCKHOLDERS ON OR AFTER JULY 19, AUGUST 15, 1996

Voting and Revocability of Proxy

     When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with your instructions as stockholders. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the proposal set forth herein. Any proxy given by any stockholder may be revoked by the stockholder prior to its exercise by voting in person at the annual meeting, by giving written notice to the Secretary of Novametrix prior to the annual meeting or by giving a later dated proxy.

Persons Making the Solicitation and Interest of Certain Persons in Matters to be Acted Upon

     (a) Solicitation is made by 13D Shareholders Group consisting of the persons identified and described in Attachment A. Solicitation will be made by personal meetings or telephone conversations, by members of the 13D Shareholders Group, and mailings that will include the proxy statement, proxy and the letter accompanying this proxy statement.

     (b)  No employees of Novametrix or any member of the 13D
          Shareholders Group will be used to solicit security holders.

     (c)  No specially engaged employees, representatives or
          other persons will be used to solicit proxies    except
          Garrand & Co., Inc., (207) 795-6278    .

     (d)  Estimated expenses of the 13D Shareholders Group of
          this solicitation are $20,000; approximately        $6,000
             $8,000     of expenses have been incurred to date.

     (e) The cost of the solicitation has been borne initially by the members of the 13D Shareholders Group described in Attachment A. Reimbursement will be sought from the registrant, Novametrix, if the solicitation is successful.

Voting Securities And Principal Holders Thereof

     (a)  Number of common shares entitled to vote:  As of July
          1, 1995, based upon the proxy statement of Novametrix dated August 15, 1995, there were approximately
          6,260,000 shares entitled to vote.

     (b) It is unknown to the 13D Shareholders Group the record date, because that is established by management of Novametrix, which has yet to do so.

     (c)  There are no cumulative voting rights.

     (d)  (i)  Security Ownership of Certain Beneficial Owners

               The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of the 13D Shareholders Group, owned beneficially more than five percent of any class of the outstanding voting securities of the Company as of July 1, 1995, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.<F1>




<F1>For all information other than the Schedule 13D Shareholders Group, the information is derived solely from the Proxy Statement dated August 15, 1995 of Novametrix.

                             Title of             Shares             Percent
Name and Address               Class         Beneficially Owned      of Class

Auric Partners Ltd.            Common          765,166 (1)(2)         11.7%
 7575 East Fulton Road         Series B
 Ada, Michigan  49355           Preferred      60,000 (2)             60.0%

First Fidelity Incorporated    Common          716,182 (3)(4)         10.9%
 55 Broad Street               Series B
 Newark, New Jersey 07102       Preferred      40,000 (4)             40.0%

William W. Nicholson           Common          418,222 (2)            7.1%
 7575 East Fulton Road
 Ada, Michigan  49355

William J. Lacourciere         Common          406,638 (5)             6.6%
 One Barnes Industrial Park Rd
 Wallingford, Connecticut 06492

13D Shareholders Group         Common           903,155 (6)            14.7%



   (1) Includes 666,666 shares issuable upon the conversion of 60,000 shares of Series B Preferred Stock.

   (2) Information as to the holdings of Auric Partners Ltd., a Michigan limited partnership ("Auric"), and Mr. Nicholson is based upon a report on Schedule 13D filed by such persons with the Securities and Exchange Commission (the "Commission") and information provided to the Company by Auric. Such report indicates that Amway Corp., a Michigan corporation ("Amway"), is the general partner of Auric and that Mr. Nicholson is a limited partner of Auric and an officer of Amway. Each of Amway and Mr. Nicholson disclaims beneficial ownership of the shares held by Auric. Each of Auric and Amway disclaims beneficial ownership of the shares held by Mr. Nicholson. Each of Auric, Amway and Mr. Nicholson also disclaims beneficial ownership of the shares held by First Fidelity.

    (3) Consists of (i) 444,444 shares issuable upon the conversation of 40,000 shares of Series B Preferred Stock and (ii) 271,738 shares issuable upon the exercise of currently exercisable warrants held by First Fidelity Incorporated ("First Fidelity"), a wholly owned subsidiary of First Fidelity Bancorporation, which warrants will expire on May 23, 2000. The Series B Preferred Stock and warrants were formerly held by First Fidelity Bank, Connecticut ("FFB-CT"), formerly known as Union Trust Company prior to its acquisition by First Fidelity Bancorporation.

    (4) Information as to the holdings of First Fidelity is based upon a report on Schedule 13D filed with the Commission by FFB-CT and Northeast Bancorp, Inc., its parent corporation prior to the acquisition of FFB-CT by First Fidelity Bancorporation. First Fidelity Bancorporation may be deemed to be the indirect beneficial owner of the shares held by First Fidelity by virtue of its ownership of all of the stock of First Fidelity. Each of First Fidelity and First Fidelity Bancorporation disclaims beneficial ownership of the shares held by each of Auric and Mr. Nicholson.

    (5) Includes (i) 304,078 shares issuable upon the exercise of currently exercisable warrants held by Mr. Lacourciere, the Chairman of the Board, President and Chief Executive Officer and a director of the Company, which warrants will expire on December 28, 1999, (ii) 5,035 shares held for the account of Mr. Lacourciere under the Employee Stock Ownership Plan of the Company (the "ESOP"), (iii) 1,000 shares issuable upon the exercise of Class A warrants, and 1,000 shares issuable upon the exercise of Class B warrants held by Mr. Lacourciere, which warrants are currently exercisable and will expire on December 8, 1997 and December 8, 1999, respectively, and (iv) 10,000 shares issuable upon the exercise of currently exercisable options held by Mr. Lacourciere. Does not include 38,889 shares held by the ESOP with respect to which Mr. Lacourciere, as co-trustee, has shared voting and investment power.

    (6) Includes 218,550 shares issuable upon the exercise of currently exercisable warrants.


(ii) Security Ownership of Management

         The following table sets forth, as of July 1, 1995, the number of shares of the outstanding voting securities of the Company beneficially owned by each of the Company's directors and nominees for director, each executive officer named in the Summary Compensation Table of the Novametrix proxy statement dated August 15, 1995, and all directors and executive officers as a group, according to information furnished by such persons to Novametrix.<F2>


<F2>  This information is derived solely from the Proxy Statement dated
August 15, 1995 of Novametrix.

                            Title of           Shares              Percent
 Name and Address            Class         Beneficially Owned      of Class

Thomas M. Haythe             Common            113,540 (1)            1.9%

 Director of the Company

William J. Lacourciere       Common            406,638 (2)            6.6%
 Chairman of the Board,
 President and Chief
 Executive Officer of the
 Company and Director of
 the Company

Michael J. Needham           Common             25,588 (3)              *
 Director of the Company

Photios T. Paulson           Common             13,000 (4)              *
 Director of the Company

Steven J. Shulman              --                  --                 --
 Director of the Company

Joseph A. Vincent            Common             53,811 (5)              *
 Vice President Finance,
 Chief Financial Officer,
 Treasurer and Secretary
 of the Company and
 Director of the Company

All directors and executive  Common              646,637 (1) (2)       10.2%
 officers as a group                                     (3) (4)
 (seven persons)                                         (5) (6)



      *  Less than one percent.

   (1) Includes (i) 14,844 shares issuable upon the exercise of currently exercisable warrants held by Mr. Haythe, which warrant will expire on December 31, 1997, (ii) 10,744 shares issuable upon the exercise of currently exercisable warrants held by Mr. Haythe, which warrants will expire on March 10, 1999, (iii) 10,878 shares issuable upon the exercise of currently exercisable warrants held by Mr. Haythe, which warrants will expire on April 11, 2000, (iv) 15,995 shares issuable upon the exercise of currently exercisable warrants held by Mr. Haythe, which warrants will expire on November
       30, 2000 and (v) 7,234 shares issuable upon the exercise of currently exercisable warrants held by Mr. Haythe, which warrants will expire on November 30, 2000. Does not include 38,889 shares held by the ESOP, with respect to which Mr. Haythe, as co-trustee, has shared voting and investment power.

   (2) Includes (i) 304,078 shares issuable upon the exercise of currently exercisable warrants held by Mr. Lacourciere, which warrants will expire on December 28, 1999, (ii)
       5,035 shares held for the account of Mr. Lacourciere under the ESOP, (iii) 1,000 shares issuable upon the exercise of Class A warrants and 1,000 shares issuable upon the exercise of Class B warrants held by Mr.
       Lacourciere, which warrants are currently exercisable and will expire on December 8, 1997 and December 8, 1999, respectively, and (iv) 10,000 shares issuable upon the exercise of currently exercisable stock options held by Mr. Lacourciere. Does not include 38,889 shares held by the ESOP with respect to which Mr. Lacourciere, as co-trustee, has shared voting and investment power.

   (3) Includes (i) 14,844 shares issuable upon the exercise of currently exercisable warrants held by Mr. Needham, which warrants will expire on December 31, 1997, and (ii) 10,744 shares issuable upon the exercise of currently exercisable warrants held by Mr. Needham, which warrants will expire on March 10, 1999.

   (4) Includes 10,000 shares issuable upon the exercise of currently exercisable warrants held by Mr. Paulson, which warrants will expire on November 30, 2002.

   (5) Includes (i) 2,519 shares held for the account of Mr. Vincent under the ESOP, (ii) 200 shares issuable upon the exercise of Class A warrants and 200 shares issuable upon the exercise of Class B warrants held by Mr. Vincent, which warrants are currently exercisable and will expire on December 8, 1997 and December 8, 1999, respectively, and (iii) 48,334 shares issuable upon the exercise of currently exercisable stock options held by Mr. Vincent. Does not include 38,889 shares held by the ESOP with respect to which Mr. Vincent, as co-trustee, has shared voting and investment power.

   (6) Includes (i) 985 shares held for the account of Leslie E. Mace, Vice President Engineering of the Company, under the ESOP, (ii) 24,535 shares issuable upon the exercise of currently exercisable warrants held by Mr. Mace, which warrants will expire on March 22, 2000, and (iii) 5,333 shares issuable upon the exercise of currently exercisable stock options held by Mr. Mace.

(e) To the best of the knowledge of the 13D Shareholders Group, there have been no changes in control of Novametrix since the beginning of the last fiscal year.

Nominees for Election of Directors

Dr. Vartan Ghugasian

     Dr. Ghugasian is 51 years old.  Dr. Ghugasian has been a
     practicing dentist in Massachusetts since 1972.  Dr.
     Ghugasian has enjoyed a number of academic appointments.
     These include        his present           a     position as an Associate
     in Prosthetic Dentistry, Harvard School of Dental Medicine, which he
            has        held        since           from     1980    until
        1993    .  Dr. Ghugasian is a director of the Karagheusian Commemorative
     Corporation of New York City. Dr. Ghugasian is a member of the 13D Shareholders Group and owns 13,500 shares of the common stock of the Corporation as well as 44,000 shares with Takuhe Ghugasian. As a member of the Shareholders Group, he supports adoption of the shareholder proposal described in the following pages. Dr. Ghugasian has had no business relationship with Novametrix and has no family or business relationship with any existing directors or management.

Paul A. Cote, Esq.

     Paul Cote is 66 years old. Mr. Cote has been a practicing lawyer in Maine since 1955 and is the President and Director of his law firm, Cote, Cote & Hamann. Mr. Cote is a member of the bar of several courts in the United States, including the U.S. Supreme Court. Mr. Cote is a former judge. Mr. Cote is a graduate of Boston University Law School. Mr. Cote was a member of the Board of Directors of Secor Federal Savings & Loan, Birmingham, Alabama, in 1992 and 1993, a bank with assets of $2 billion and which was listed on NASDAQ. Mr. Cote was also a member of the following
     Boards: Advisory Boards of Fleet Bank (1990-1992); Northeast Bankshares Association (later became Norstar and then Fleet) (1975-1989); and Auburn-Lewiston United Way (later to become Auburn-Lewiston United Fund) (1957-1967). Mr. Cote, individually and with his wife Joan, owns 71,120 shares of the Corporation and 51,680 warrants, which accounts for 2.0% of the Corporation. Mr. Cote is a member of the 13D Shareholders Group and advocates the acceptance of the shareholder proposal described in the following pages. Mr. Cote has had no business relationship with Novametrix and has no family or business relationship with any existing directors or management.

       John Orestis, Esq.

        John Orestis is 53 years old. Mr. Orestis is President of North Country Associates, Inc., the operator of nine long-term health care facilities. Mr. Orestis is a graduate of American University, having been a partner at the law firm of Skelton, Taintor, Abbott & Orestis from 1968 to 1987. Mr. Orestis is a member of the bar of several courts in the United States, including the U.S. Supreme Court. Mr. Orestis was also Mayor of the City of Lewiston, Maine from 1973 to 1975. Mr. Orestis was also a member of the following boards: L/A Arts, Director (1992-1994); Lewiston/Auburn College of the University of Maine Board of Advisors (1991-1995); Maine Health Care Association (1987-1989, 1993-present); Maine Development Foundation (1993-present); Maine Economic Growth Council (1993);
     Leadership Maine, Advisory Board (1994-present), Chair (1995); White House Conference on Aging, Presidential Delegate (1995) and State of Maine Productivity Realization Task Force (1995-present). Mr. Orestis owns 74,500 shares of the Corporation and 69,460 warrants, which accounts for 2.3% of the Corporation. Mr. Orestis is a member of the 13D Shareholders Group and advocates the acceptance of the shareholder proposal described in the following pages. Mr. Orestis has had no business relationship with Novametrix and has no family or business relationship with any existing directors or management.

Compensation Of Directors And Executive Officers

     Novametrix has not provided any compensation to any nominees of the Paul Cote Schedule 13D Shareholders Group.

Other Matters To Be Acted Upon

     The 13D Shareholders Group will submit for vote at the annual meeting the shareholders proposal listed below. The 13D Shareholders Group seeks your proxy to vote in favor of the proposal. The supporting statement for the proposal is described below.

                             Proposal

    The Shareholders urge the Board of Directors of the Company to take steps necessary to initiate a program the objective of which is to maximize shareholder values. Such program should require, as a first step, that the directors engage the services of a qualified investment banker to evaluate whether the current market quotations accurately reflect the true value of the company and to propose a course of action based upon its findings. If the proposal is approved by the shareholders and acted upon by the directors, the directors should report the status of the program in the next quarterly report to shareholders or by an equivalent timely communication.


                 Statement in Support of Proposal

    Although the company's normal business activities appear to be conducted efficiently from the standpoint of operations, there does not appear to be any direct management concern with respect to maximizing the investment value of the company's shareholders. The company's stock market price has gyrated widely over the past few years and it is clear that market quotations cannot be relied upon as a true indicator of shareholder values. It would appear that a more accurate appraisal of the company's strengths, weaknesses and potential by a qualified investment banking house would provide invaluable information both to the management and the company's shareholders in planning the company's future course and direction. Although the company clearly knows its competition, a study such as requested would sharply delineate the company's relative value position in the medical instrument field as a whole. Such information would provide management and the shareholders with a much broader and, strategically, more valuable planning tool, than simple price and product comparisons of its competition. The ultimate value of the company and its true position in the market place has never been clearly studied. The stock market is obviously an imperfect guide and a study such as requested would fill this void.